Exhibit 99.1

FOR IMMEDIATE RELEASE
April 24, 2013

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint E. Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces First Quarter 2013 Earnings

Highlights for the quarter include strong loan growth, increased operating net interest margin, and continued credit quality improvement

TACOMA, Washington, April 24, 2013 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's first quarter 2013 earnings, “The results for the quarter reflect our emphasis on strategic initiatives to further improve our core performance measures. The 4% increase in our loan portfolio since the end of last year, as well as improved credit quality and reduced expenses, contributed significantly to our improved performance over the first quarter of last year.”

•
Net income increased to $12.2 million, or 37%, compared to net income of $8.9 million for the first quarter 2012. Net income per diluted common share rose 41% to $0.31, as compared to $0.22 per common share for the first quarter 2012. The increase in earnings was driven by substantial decreases in noninterest expense and provision for loan losses.

•	Noncovered loans increased 11% from the first quarter 2012 and 4% from year end 2012. Business loans also increased 4% since year-end 2012, and were up 12% from the first quarter 2012.

•	Credit metrics continued to improve; noncovered nonperforming assets decreased 7% from year-end 2012, and 43% from the first quarter 2012.

•
Our merger with West Coast Bancorp was completed on April 1, 2013, adding approximately $2.4 billion in assets, resulting in a Pacific Northwest regional community bank with over $7 billion in assets and 157 branches throughout Washington and Oregon.

Significant Influences on the Quarter Ended March 31, 2013

Balance Sheet
Ms. Dressel commented, "We are pleased with our loan growth for the quarter, which continues the momentum generated by our bankers during the second half of last year." Noncovered loans were $2.62 billion at March 31, 2013, up 4%, or $95.5 million, from $2.53 billion at prior year end. The growth in noncovered loans for the quarter was centered in commercial business and commercial and multifamily residential real estate loans. At March 31, 2013, Columbia's total assets were $4.91 billion, relatively unchanged from December 31, 2012. Securities, including FHLB stock, were $1.03 billion at March 31, 2013, up 1% from $1.02 billion at prior year end.

Total deposits at March 31, 2013 were $4.05 billion, essentially unchanged from $4.04 billion at December 31, 2012. Core deposits comprised 94% of total deposits, and were $3.80 billion at March 31, 2013, relatively unchanged from prior year end.

Asset Quality

At March 31, 2013, nonperforming noncovered assets were $44.9 million, a decrease of 7% from $48.5 million at December 31, 2012. Nonaccrual loans declined $4.5 million during the first quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $3.6 million, charge-offs of $1.1 million, the return of $2.1 million of nonaccrual loans to accrual status, and $2.7 million of loans transferred to other real estate owned ("OREO"), partially offset by $5.0 million of new nonaccrual loans. OREO and other personal property owned ("OPPO") increased by $892 thousand during the first quarter, as a result of loan foreclosures of $2.7 million, partially offset by $1.7 million in sales and $93 thousand in write-downs. Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 155% for the quarter, up from 140% for the fourth quarter 2012 and 91% for the same period last year.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets.

	March 31, 2013	December 31, 2012
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$9,504	$9,299
Real estate:
One-to-four family residential	1,684	2,349
Commercial and multifamily residential	17,402	19,204
Total real estate	19,086	21,553
Real estate construction:
One-to-four family residential	3,034	4,900
Commercial and multifamily residential	—	—
Total real estate construction	3,034	4,900
Consumer	1,262	1,643
Total nonaccrual loans	32,886	37,395
Noncovered other real estate owned and other personal property owned	12,000	11,108
Total nonperforming noncovered assets	$44,886	$48,503

For the quarter ended March 31, 2013, net loan charge-offs were $125 thousand, compared to $5.3 million for the same period a year ago, and $1.6 million last quarter.

The following table provides an analysis of the Company's allowance for loan and lease losses at the dates and the periods indicated.

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Beginning balance	$52,244	$53,041
Charge-offs:
Commercial business	(1,314)	(2,359)
One-to-four family residential real estate	(116)	(116)
Commercial and multifamily residential real estate	(783)	(2,678)
One-to-four family residential real estate construction	(133)	(204)
Consumer	(171)	(1,093)
Total charge-offs	(2,517)	(6,450)
Recoveries:
Commercial business	113	658
One-to-four family residential real estate	—	43
Commercial and multifamily residential real estate	93	71
One-to-four family residential real estate construction	2,139	47
Commercial and multifamily residential real estate construction	—	—
Consumer	47	373
Total recoveries	2,392	1,192
Net charge-offs	(125)	(5,258)
Provision (recapture) for loan and lease losses	(1,000)	4,500
Ending balance	$51,119	$52,283

For the first quarter of 2013, Columbia had a provision recapture of $1.0 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $4.5 million. The provision recapture for noncovered loan losses during the current quarter reflected continued credit quality improvement within the noncovered loan portfolio as well as a $2.0 million recovery experienced during the current quarter related to a single borrowing relationship.

The allowance for noncovered loan losses to period end loans was 1.95% at March 31, 2013 compared to 2.07% at December 31, 2012.

Net Interest Margin ("NIM")

Columbia's net interest margin decreased to 5.06% for the first quarter of 2013, down from 6.67% for the same period last year and down from 5.15% for the fourth quarter of 2012. Columbia's net interest margin is impacted significantly by the accounting for acquired loans. The net interest margin for the current quarter reflects the continuation of a moderating trend in the incremental accretion income related to the acquired loans, which was substantially higher during the first quarter of 2012, as shown in the table on the following page.

Columbia's operating net interest margin, which excludes incremental accretion income, interest reversals on nonaccrual loans and prepayment charges on Federal Home Loan Bank advances, increased to 4.21% for the first quarter of 2013, up from 4.14% for the fourth quarter of 2012. The operating net interest margin for the current quarter improved due in part to the lower amount of cash held in overnight funds during the current quarter. The operating net interest margin was down from 4.49% for the same period last year. Compared to the prior year period, the operating net interest margin was negatively impacted by the overall decreasing trend in rates, impacting both the loan and investment portfolios. The average yield on investments declined as portfolio cash flows were reinvested at lower prevailing rates. Also contributing to the lower operating net interest margin compared to the prior year was the additional cash held in overnight funds in anticipation of payment of the cash portion of the West Coast Bancorp merger consideration.

Ms. Dressel commented, “The seven basis point improvement in our operating net interest margin during the current quarter was the result of our NIM optimization efforts during the fourth quarter of 2012 and the early part of the current period. As we fine-tuned our short-term cash needs to complete the West Coast Bancorp acquisition, we were able to lower our overnight funds balance. The combination of these two items gave us a nice boost to the margin.”

The following table shows the impact to interest income and the related impact to the net interest margin resulting from accretion of income on acquired loan portfolios for the periods presented.

	Three Months Ended
	March 31, 2013	March 31, 2012
	(dollars in thousands)
Interest income as recorded	$16,489	$32,902
Less: Interest income at stated note rate	7,044	10,481
Incremental accretion income	$9,445	$22,421
Incremental accretion income due to:
Acquired impaired loans	$8,375	$19,320
Other acquired loans	1,070	3,101
Incremental accretion income	$9,445	$22,421
Reported net interest margin	5.06%	6.67%
Operating net interest margin, excluding incremental accretion income, interest reversals on nonaccrual loans and prepayment charges on FHLB advances	4.21%	4.49%

Impact of Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended
	March 31, 2013	March 31, 2012
	(in thousands)
Incremental accretion income on acquired impaired loans	$8,375	$19,320
Incremental accretion income on other acquired loans	1,070	3,101
Provision for losses on covered loans	(980)	(15,685)
Change in FDIC loss-sharing asset	(10,483)	(1,668)
Claw back liability benefit (expense)	(231)	26
Pre-tax earnings impact - income (expense)	$(2,249)	$5,094

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At March 31, 2013, the accretable yield on acquired impaired loans was $158.8 million and the net discount on other acquired loans was $1.3 million.

The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are re-measured by Columbia on a quarterly basis.

The $980 thousand net provision for losses on covered loans in the current period is substantially offset by an 80%, or $784 thousand, benefit to the change in the FDIC loss-sharing asset, resulting in a negative net pre-tax earnings impact of $196 thousand. The provision for losses on covered loans was primarily due to decreased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.

The $10.5 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $9.8 million of amortization expense and approximately $1.5 million of expense related to covered other real estate owned partially offset by the $784 thousand favorable adjustment described above. Columbia recorded $2.5 million in additional FDIC loss-sharing asset amortization expense during the quarter due to the implementation of new accounting guidance related to indemnification asset accounting, which generally accelerates the amortization of the indemnification asset.

First Quarter 2013 Operating Results

Quarter ended March 31, 2013
Net Interest Income
Net interest income for the first quarter of 2013 was $53.5 million, a decrease of $13.6 million from $67.1 million for the same quarter in 2012, primarily due to the accretion income recorded during the first quarter of 2012 related to our acquired loan portfolios. During the first quarter of 2013, the Company recorded $9.4 million in incremental accretion income on acquired loans compared to $22.4 million for the first quarter of 2012, a decrease of $13.0 million.

Compared to the fourth quarter of 2012, net interest income decreased $1.4 million from $54.9 million due to $2.4 million in lower accretion income related to our acquired loan portfolios.

Noninterest Income
Total noninterest income was $1.7 million for the first quarter of 2013, compared to $9.6 million for the first quarter of 2012. The decrease from the prior-year period was primarily due to the change in the FDIC loss-sharing asset, which accounted for $8.8 million of the decrease, partially offset by increases in service charges and other fees of $417 thousand and investment securities gains of $308 thousand.

The following table reflects the components of the change in the FDIC loss-sharing asset for the three month periods indicated.

	Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,779)	(13,873)
Loan impairment	784	12,548
Sale of other real estate	(1,346)	(2,067)
Write-downs of other real estate	52	1,629
Other	(194)	95
Change in FDIC loss-sharing asset	$(10,483)	$(1,668)

Noninterest Expense
Total noninterest expense for the first quarter of 2013 was $38.0 million, a decrease of 14% from $44.4 million for the same quarter in 2012. The decrease from the prior-year period was due to a decrease of $2.7 million in other noninterest expense as well as a decrease of $3.4 million in net cost (benefit) of operation of other real estate. The decrease in other noninterest expense was primarily due to the Company recording $2.2 million in OPPO write-downs during the prior year period. The decrease in net cost (benefit) of operation of OREO was due to substantial write-downs recorded in the prior year period. These decreases were partially offset by a $441 thousand increase in legal and professional expenses, which includes $508 thousand during the current quarter related to the acquisition of West Coast Bancorp. Total merger related expense for the current quarter was $723 thousand.

Compared to the fourth quarter of 2012, noninterest expense increased $249 thousand, or 1%. The increase was attributable to an increase of $703 thousand in compensation and employee benefits.

Recent Acquisition

On April 1, 2013, Columbia completed its acquisition of West Coast Bancorp, the parent company of West Coast Bank, creating the largest independent community bank in the Pacific Northwest. With the completion of the merger, Columbia's total assets exceed $7 billion, with 157 branches in 38 counties. Melanie Dressel commented, “We are delighted to welcome West Coast customers, employees, and shareholders to the Columbia family. The combined company leverages the strengths of the two organizations, which we believe will provide added convenience for our customers and enhance shareholder value.”

Conference Call
Columbia's management will discuss the first quarter 2013 results on a conference call scheduled for Thursday, April 25, 2013 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #34588953.

A conference call replay will be available from approximately 4:00 p.m. PDT on April 25, 2013 through midnight PDT on May 1, 2013. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #34588953.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. Columbia recently received a 2013 “Top Places to Work” award from the South Sound Business Examiner and was named for the sixth consecutive year as one of Puget Sound Business Journal's 2012 “Washington's Best Workplaces.”

With the recent acquisition of West Coast Bancorp, Columbia Banking System has 157 banking offices, including 86 branches in Washington State and 71 branches in Oregon. Columbia State Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2013		2012
Earnings	(dollars in thousands except per share amounts)
Net interest income	$53,482		$67,063
Provision (recapture) for loan and lease losses	$(1,000)		$4,500
Provision for losses on covered loans, net (1)	$980		$15,685
Noninterest income	$1,658		$9,574
Noninterest expense	$38,049		$44,352
Merger-related expense (included in noninterest expense)	$723		$—
Net income	$12,176		$8,902
Per Common Share
Earnings (basic)	$0.31		$0.22
Earnings (diluted)	$0.31		$0.22
Book value	$19.32		$18.97
Averages
Total assets	$4,851,044		$4,776,186
Interest-earning assets	$4,336,978		$4,137,449
Loans, including covered loans	$2,962,559		$2,860,524
Securities	$1,051,657		$1,023,067
Deposits	$3,990,127		$3,805,324
Core deposits	$3,741,086		$3,512,490
Interest-bearing deposits	$2,740,100		$2,672,911
Interest-bearing liabilities	$2,771,743		$2,815,753
Noninterest-bearing deposits	$1,250,027		$1,132,413
Shareholders' equity	$768,390		$761,686
Financial Ratios
Return on average assets	1.02%		0.75%
Return on average common equity	6.43%		4.70%
Average equity to average assets	15.84%		15.95%
Net interest margin	5.06%		6.67%
Efficiency ratio (tax equivalent)(2)	68.68%		71.48%

	March 31,				December 31,
Period end	2013		2012		2012
Total assets	$4,905,011		$4,815,432		$4,906,335
Covered assets, net	$377,024		$526,043		$407,648
Loans, excluding covered loans, net	$2,621,212		$2,371,818		$2,525,710
Allowance for noncovered loan and lease losses	$51,119		$52,283		$52,244
Securities	$1,033,783		$1,021,428		$1,023,484
Deposits	$4,046,539		$3,865,445		$4,042,085
Core deposits	$3,796,574		$3,591,663		$3,802,366
Shareholders' equity	$769,660		$752,703		$764,008
Nonperforming, noncovered assets
Nonaccrual loans	$32,886		$57,552		$37,395
Other real estate owned ("OREO") and other personal property owned ("OPPO")	12,000		21,571		11,108
Total nonperforming, noncovered assets	$44,886		$79,123		$48,503
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.70%		3.31%		1.91%
Nonperforming loans to period-end noncovered loans	1.25%		2.43%		1.48%
Nonperforming assets to period-end noncovered assets	0.99%		1.84%		1.08%
Allowance for loan and lease losses to period-end noncovered loans	1.95%		2.20%		2.07%
Allowance for loan and lease losses to nonperforming noncovered loans	155.44%		90.84%		139.71%
Net noncovered loan charge-offs	$125	(3)	$5,258	(4)	$14,272	(5)

(1) Provision for losses on covered loans was partially offset by $784 thousand and $12.5 million in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended March 31, 2013 and 2012, respectively.

(2) Noninterest expense, excluding net cost of operation of other real estate, FDIC clawback liability expense and merger related expenses, divided by the sum of net interest income, excluding incremental accretion income on the acquired loan portfolio and prepayment expenses on FHLB advances, and noninterest income on a tax equivalent basis, excluding gain/loss on investment securities, gain on bank acquisition, and the change in FDIC loss-sharing asset.

(3) For the three months ended March 31, 2013.
(4) For the three months ended March 31, 2012.
(5) For the twelve months ended December 31, 2012.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,		December 31,
	2013		2012
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,204,760	46.0%	$1,155,158	45.7%
Real estate:
One-to-four family residential	43,604	1.7%	43,922	1.7%
Commercial and multifamily residential	1,106,987	42.2%	1,061,201	42.0%
Total real estate	1,150,591	43.9%	1,105,123	43.7%
Real estate construction:
One-to-four family residential	52,946	2.0%	50,602	2.0%
Commercial and multifamily residential	67,213	2.6%	65,101	2.7%
Total real estate construction	120,159	4.6%	115,703	4.7%
Consumer	152,687	5.8%	157,493	6.2%
Subtotal loans	2,628,197	100.3%	2,533,477	100.3%
Less: Net unearned income	(6,985)	(0.3)%	(7,767)	(0.3)%
Total noncovered loans, net of unearned income	2,621,212	100.0%	2,525,710	100.0%
Less: Allowance for loan and lease losses	(51,119)		(52,244)
Noncovered loans, net	2,570,093		2,473,466
Covered loans, net of allowance for loan losses of ($29,489) and ($30,056), respectively	363,213		391,337
Total loans, net	$2,933,306		$2,864,803
Loans held for sale	$888		$2,563

	March 31,		December 31,
	2013		2012
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,274,330	31.5%	$1,321,171	32.7%
Interest bearing demand	846,515	20.9%	870,821	21.5%
Money market	1,096,274	27.1%	1,043,459	25.8%
Savings	337,251	8.3%	314,371	7.8%
Certificates of deposit less than $100,000	242,204	6.0%	252,544	6.2%
Total core deposits	3,796,574	93.8%	3,802,366	94.0%

Certificates of deposit greater than $100,000	204,487	5.1%	212,924	5.3%
Certificates of deposit insured by CDARS®	26,093	0.6%	26,720	0.7%
Brokered money market accounts	19,330	0.5%	—	—%
Subtotal	4,046,484	100.0%	4,042,010	100.0%
Premium resulting from acquisition date fair value adjustment	55		75
Total deposits	$4,046,539		$4,042,085

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	March 31,		December 31,
	2013		2012
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$13,811	$44	$16,311	$45
Noncovered	11,916	84	10,676	432
Total	$25,727	$128	$26,987	$477

	Three Months Ended
	March 31,
	2013	2012
OREO and OPPO Earnings Impact	(in thousands)
Net cost (benefit) of operation of noncovered OREO	$(54)	$2,693
Net benefit of operation of covered OREO	(2,447)	(1,783)
Net cost (benefit) of operation of OREO	$(2,501)	$910

Noncovered OPPO cost (benefit), net	$(104)	$2,154
Covered OPPO cost, net	—	2
OPPO cost (benefit), net (1)	$(104)	$2,156

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of acquired loan accounting for the previous five quarters:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(in thousands)
Pre-tax earnings impact - income (expense)	$(2,249)	$(166)	$2,580	$3,364	$5,094

Balance sheet components:
Covered loans, net of allowance	$363,213	$391,337	$429,286	$462,994	$501,613
Covered OREO	13,811	16,311	16,511	19,079	24,430
FDIC loss-sharing asset	83,115	96,354	111,677	140,003	159,061

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(dollars in thousands except per share)
Earnings
Net interest income	$53,482	$54,898	$57,265	$59,701	$67,063
Provision (recapture) for loan and lease losses	$(1,000)	$2,350	$2,875	$3,750	$4,500
Provision (recapture) for losses on covered loans	$980	$2,511	$(3,992)	$11,688	$15,685
Noninterest income (loss)	$1,658	$6,567	$(911)	$11,828	$9,574
Noninterest expense	$38,049	$37,800	$40,936	$39,825	$44,352
Merger-related expense (included in noninterest expense)	$723	$649	$1,131	$—	$—
Net income	$12,176	$13,462	$11,880	$11,899	$8,902
Per Common Share
Earnings (basic)	$0.31	$0.34	$0.30	$0.30	$0.22
Earnings (diluted)	$0.31	$0.34	$0.30	$0.30	$0.22
Book value	$19.32	$19.25	$19.20	$19.13	$18.97
Averages
Total assets	$4,851,044	$4,925,736	$4,828,102	$4,788,723	$4,776,186
Interest-earning assets	$4,336,978	$4,388,487	$4,263,414	$4,194,281	$4,137,449
Loans, including covered loans	$2,962,559	$2,926,825	$2,919,520	$2,895,436	$2,860,524
Securities	$1,051,657	$1,007,059	$983,815	$1,029,337	$1,023,067
Deposits	$3,990,127	$4,012,764	$3,859,284	$3,823,985	$3,805,324
Core deposits	$3,741,086	$3,769,409	$3,599,246	$3,555,279	$3,512,490
Interest-bearing deposits	$2,740,100	$2,714,292	$2,665,094	$2,682,092	$2,672,911
Interest-bearing liabilities	$2,771,743	$2,796,155	$2,803,201	$2,820,857	$2,815,753
Noninterest-bearing deposits	$1,250,027	$1,298,472	$1,194,190	$1,141,893	$1,132,413
Shareholders' equity	$768,390	$767,781	$761,281	$758,391	$761,686
Financial Ratios
Return on average assets	1.02%	1.09%	0.98%	1.00%	0.75%
Return on average common equity	6.43%	6.98%	6.21%	6.31%	4.70%
Average equity to average assets	15.84%	15.59%	15.77%	15.84%	15.95%
Net interest margin	5.06%	5.15%	5.52%	5.88%	6.67%
Efficiency ratio (tax equivalent)	68.68%	68.26%	68.46%	68.54%	71.48%
Period end
Total assets	$4,905,011	$4,906,335	$4,903,049	$4,789,413	$4,815,432
Covered assets, net	$377,024	$407,648	$445,797	$482,073	$526,043
Loans, excluding covered loans, net	$2,621,212	$2,525,710	$2,476,844	$2,436,961	$2,371,818
Allowance for noncovered loan and lease losses	$51,119	$52,244	$51,527	$52,196	$52,283
Securities	$1,033,783	$1,023,484	$965,641	$1,019,978	$1,021,428
Deposits	$4,046,539	$4,042,085	$3,938,855	$3,830,817	$3,865,445
Core deposits	$3,796,574	$3,802,366	$3,685,844	$3,568,307	$3,591,663
Shareholders' equity	$769,660	$764,008	$761,977	$758,712	$752,703
Nonperforming, noncovered assets
Nonaccrual loans	$32,886	$37,395	$41,589	$49,465	$57,552
OREO and OPPO	12,000	11,108	11,749	17,608	21,571
Total nonperforming, noncovered assets	$44,886	$48,503	$53,338	$67,073	$79,123
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.70%	1.91%	2.14%	2.73%	3.31%
Nonperforming loans to period-end noncovered loans	1.25%	1.48%	1.68%	2.03%	2.43%
Nonperforming assets to period-end noncovered assets	0.99%	1.08%	1.20%	1.56%	1.84%
Allowance for loan and lease losses to period-end noncovered loans	1.95%	2.07%	2.08%	2.14%	2.20%
Allowance for loan and lease losses to nonperforming noncovered loans	155.44%	139.71%	123.90%	105.52%	90.84%
Net noncovered loan charge-offs	$125	$1,633	$3,544	$3,836	$5,258

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2013	2012
	(in thousands except per share)
Interest Income
Loans	$48,028	$61,777
Taxable securities	4,234	5,245
Tax-exempt securities	2,298	2,525
Federal funds sold and deposits in banks	201	165
Total interest income	54,761	69,712
Interest Expense
Deposits	1,089	1,779
Federal Home Loan Bank advances	71	750
Other borrowings	119	120
Total interest expense	1,279	2,649
Net Interest Income	53,482	67,063
Provision (recapture) for loan and lease losses	(1,000)	4,500
Provision for losses on covered loans, net	980	15,685
Net interest income after provision (recapture) for loan and lease losses	53,502	46,878
Noninterest Income
Service charges and other fees	7,594	7,177
Merchant services fees	1,851	2,018
Investment securities gains, net	370	62
Bank owned life insurance	698	711
Change in FDIC loss-sharing asset	(10,483)	(1,668)
Other	1,628	1,274
Total noninterest income	1,658	9,574
Noninterest Expense
Compensation and employee benefits	21,653	21,995
Occupancy	4,753	5,333
Merchant processing	857	873
Advertising and promotion	870	882
Data processing and communications	2,580	2,213
Legal and professional fees	2,050	1,609
Taxes, licenses and fees	1,387	1,355
Regulatory premiums	857	860
Net cost (benefit) of operation of other real estate	(2,501)	910
Amortization of intangibles	1,029	1,150
Other	4,514	7,172
Total noninterest expense	38,049	44,352
Income before income taxes	17,111	12,100
Provision for income taxes	4,935	3,198
Net Income	$12,176	$8,902
Earnings per common share
Basic	$0.31	$0.22
Diluted	$0.31	$0.22
Dividends paid per common share	$0.10	$0.37
Weighted average number of common shares outstanding	39,348	39,195
Weighted average number of diluted common shares outstanding	39,351	39,298

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			March 31,	December 31,
			2013	2012
			(in thousands)
ASSETS
Cash and due from banks			$91,889	$124,573
Interest-earning deposits with banks and federal funds sold			356,056	389,353
Total cash and cash equivalents			447,945	513,926
Securities available for sale at fair value (amortized cost of $984,075 and $969,359, respectively)			1,012,162	1,001,665
Federal Home Loan Bank stock at cost			21,621	21,819
Loans held for sale			888	2,563
Loans, excluding covered loans, net of unearned income of ($6,985) and ($7,767), respectively			2,621,212	2,525,710
Less: allowance for loan and lease losses			51,119	52,244
Loans, excluding covered loans, net			2,570,093	2,473,466
Covered loans, net of allowance for loan losses of ($29,489) and ($30,056), respectively			363,213	391,337
Total loans, net			2,933,306	2,864,803
FDIC loss-sharing asset			83,115	96,354
Interest receivable			16,321	14,268
Premises and equipment, net			120,665	118,708
Other real estate owned ($13,811 and $16,311 covered by FDIC loss-share, respectively)			25,727	26,987
Goodwill			115,554	115,554
Core deposit intangible, net			14,693	15,721
Other assets			113,014	113,967
Total assets			$4,905,011	$4,906,335
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,274,330	$1,321,171
Interest-bearing			2,772,209	2,720,914
Total deposits			4,046,539	4,042,085
Federal Home Loan Bank advances			6,634	6,644
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			57,178	68,598
Total liabilities			4,135,351	4,142,327
Commitments and contingent liabilities
	March 31,	December 31,
	2013	2012
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,844	39,686	582,348	581,471
Retained earnings			170,593	162,388
Accumulated other comprehensive income			16,719	20,149
Total shareholders' equity			769,660	764,008
Total liabilities and shareholders' equity			$4,905,011	$4,906,335